Exhibit 6.16

First Amendment to Master Services Agreement
This First Amendment to the Master Services Agreement (“Amendment”) is entered into as of the date of the last signature below (the “Effective Date”) by and between YouNow, Inc., a Delaware company (collectively with its affiliates, “YouNow”), and PeerStream, Inc., a Delaware company (“PeerStream”) and amends that certain Master Services Agreement by and between YouNow and PeerStream dated May 10, 2019 (the “Agreement”). The parties agree as follows:

1.	DEFINITIONS
1.1     All capitalized terms used but not defined herein shall have the meaning ascribed to them in the Agreement.
2.FORM OF DDA AND TOKEN GRANTS
2.1    The form of Deferred Delivery Agreement attached to the Agreement is hereby amended and restated in its entirety to read as set forth in Exhibit A.
2.2    Section 5 of the Agreement is hereby amended and restated in its entirety to read as follows:
PeerStream shall earn the right to receive up to, in the aggregate, 10,500,000 Props Tokens (collectively, “Grant Tokens”) upon the achievement of certain milestones (the “Milestones”) in the 2019 calendar year as defined below, in all cases subject to the terms, obligations, and restrictions of the form of Deferred Delivery Agreement for Props Tokens (“DDA”) attached hereto as Exhibit A:

1.	Upon entry into the MSA and mutual announcement of the entry into the MSA, PeerStream shall earn the right to receive 3,000,000 Grant Tokens.

2.
Upon integration of one of the PeerStream Apps with the Platform and launch of either the PalTalk or CamFrog consumer-facing digital media mobile applications, PeerStream shall earn the right to receive 4,000,000 Grant Tokens.

3.
Upon integration of the PeerStream Apps with the Platform and the launch of both the PalTalk and CamFrog consumer-facing digital media mobile applications, PeerStream shall earn the right to receive 3,500,000 Grant Tokens.

If all of the above-listed Milestones are achieved by December 31, 2019, PeerStream shall earn the right to receive an additional bonus of 1,000,000 Props Tokens (“Bonus Tokens” and, together with the Grant Tokens, the “Compensation Tokens”), subject to the terms, obligations, and restrictions of the form of DDA attached hereto as Exhibit A; provided, however, that if the post-qualification amendment to YouNow’s offering circular (File No. 024-11018) describing the integration of the CamFrog application has not been qualified by the Securities and Exchange Commission by December 2, 2019, then PeerStream shall have until the 30th calendar day following such qualification to complete the above listed Milestones and earn the right to receive the Bonus Tokens.
3.REPRESENTATIONS, WARRANTIES, AND COVENANTS
3.1    Validity and Enforceability. Each party represents and warrants that: (i) it is duly organized and validly existing and in good standing under the laws of the jurisdiction of its incorporation or formation; (ii) it has, and shall have, all rights and authority required to enter into the Amendment; (iii) the Amendment constitutes a valid and binding agreement enforceable against it in accordance with its terms; and (iv) the execution and delivery of the Amendment and all other instruments and documents required to be executed pursuant hereto, and the consummation of the transactions contemplated hereby, do not and shall not (a) conflict with or result in a breach of any provision of its organizational documents, or (b) result in a breach of any agreement to which it is a party.
3.2    PeerStream Qualifications. PeerStream represents and warrants that it has substantial experience in evaluating and investing in transactions of similar securities of similar issuers and acknowledges that PeerStream can protect its own interests. PeerStream has such knowledge and experience in financial and business matters so that PeerStream is capable of evaluating the merits and risks of its investment in the Props Tokens. PeerStream can bear the economic risk of PeerStream’s investment and is able, without impairing PeerStream’s financial condition, to hold the Props Tokens for an indefinite period of time and to suffer a complete loss of PeerStream’s investment. PeerStream is an “accredited investor” within the meaning of Regulation D, Rule 501(a), promulgated by the SEC under the Securities Act. PeerStream further represents that it has been provided the opportunity to review the disclosure statement attached hereto as Exhibit B, ask YouNow questions, and where applicable, has received answers from YouNow, regarding the Platform, the DDA, Props Tokens, the other matters described in the disclosure statement, and this offering.
4.GENERAL
4.1    Full Force and Effect. To the extent not expressly amended hereby, the Agreement remains in full force and effect.
4.2    Governing Law; Arbitration. This Amendment shall be governed by the laws of the state of New York (excluding any rule or principle that would refer to and apply the substantive law of another state or jurisdiction). Any and all disputes, controversies or claims arising out of or relating to this Amendment, or the breach, termination or invalidity thereof, shall be finally settled by binding arbitration in accordance with the Rules of Arbitration of the International Chamber of Commerce in effect on the date of this Amendment by a single arbitrator appointed in accordance with said Rules. The place of arbitration shall be New York, New York, U.S.A. The arbitration shall be conducted in the English language. The determination of the arbitrator shall be final and binding upon the parties to the arbitration. Judgment upon any award rendered by the arbitrator may be entered in any court of competent jurisdiction. All costs incurred in connection with such arbitration, including reasonable attorneys’ fees, shall be borne by the party which incurs the costs, except the fees of conducting the arbitration itself which shall be borne equally by the parties.
4.3 Miscellaneous. This Amendment, together with the Agreement (to the extent not amended hereby), constitutes the entire agreement between the parties regarding the subject matter stated herein, and supersedes all previous communications, representations, understandings, and agreements, either oral, electronic, or written. Any amendments to this Amendment shall only be valid if in writing and signed by an executive of both parties. Headings herein are for convenience of reference only and shall in no way affect interpretation of this Agreement. Nothing contained in any purchase order or similar document shall in any way modify this Agreement or add any additional terms or conditions. If any provision of this Agreement, or the application thereof, shall for any reason and to any extent be determined by a court of competent jurisdiction to be invalid or unenforceable under applicable law, a valid provision that most closely matches the intent of the original shall be substituted and the remaining provisions of this Amendment shall be interpreted so as best to reasonably effect its original intent. No delay or omission by a party to exercise any right or power occurring upon any breach or default by the other party with respect to any of the terms of this Amendment shall impair any such right or power or be construed to be

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a waiver thereof. This Amendment may be executed in two counterparts, each of which will be deemed to be an original and both of which together will constitute a single document.
[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereby enter into this Amendment as of the Effective Date.

PeerStream, Inc.		YouNow, Inc.
Name:	Alexander Harrington	Name:	Adi Sideman
Title:	Chief Executive Officer	Title:	President & CEO
Signature:	/s/ Alexander Harrington	Signature:	/s/ Adi Sideman
Date:	9/27/19	Date:	9/27/19

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EXHIBIT A

THIS DEFERRED DELIVERY AGREEMENT (“DDA”) HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF CERTAIN STATES. THIS DDA MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED, PLEDGED OR HYPOTHECATED EXCEPT AS PERMITTED UNDER THE ACT AND APPLICABLE STATE SECURITIES LAWS PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT OR AN EXEMPTION THEREFROM. THE ISSUER OF THIS DDA MAY REQUIRE AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THAT SUCH OFFER, SALE OR TRANSFER, PLEDGE OR HYPOTHECATION OTHERWISE COMPLIES WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.
DEFERRED DELIVERY AGREEMENT
Issued By
YOUNOW, INC.
For
TOKENS
[Insert date]
THIS DEFERRED DELIVERY AGREEMENT (the “DDA”) certifies that in exchange for the mutual covenants and representations set forth in this DDA and in the Master Services Agreement, dated [●], 2019, by and between YouNow, Inc., a Delaware corporation (“YouNow”), and PeerStream, Inc., a Delaware corporation (“PeerStream”), attached hereto as Appendix A (the “Services Agreement”), YouNow hereby issues to PeerStream the right, in the future, to receive [insert number of awarded Props Tokens] Props Tokens (the “[First][Second][Third] [Bonus] Milestone Tokens”) in connection with the achievement of the [First][Second][Third] [Bonus] milestone described in Section 5 of the Services Agreement. This right to receive Props Tokens is subject to the terms set forth below and in the Services Agreement.
1.Definitions
“DDA” shall have the meaning given to it in the opening paragraph of this document.
“[First][Second][Third] [Bonus] Milestone Tokens” shall have the meaning given to it in the opening paragraph of this document.
“PeerStream” shall have the meaning given to it in the opening paragraph of this document.
“Props Tokens” shall mean a cryptographic token issued by YouNow. For the avoidance of doubt, the meaning shall be inclusive of the singular form, “Props Token.”
“Services Agreement” shall have the meaning given to it in the opening paragraph of this document.
“Token Distribution Event” means the date that is the later of (i) the date that is a year and one day after the date of this DDA and (ii) the date that is eighteen months after May 13, 2019.
“YouNow” shall have the meaning given to it in the opening paragraph of this document.

2.Events
(a)    On the day of the Token Distribution Event, YouNow shall issue to PeerStream an amount of Props Tokens equal to the [First][Second][Third] [Bonus] Milestone Tokens. Notwithstanding anything in this DDA to the contrary, PeerStream’s right to receive Props Tokens is subject to the terms of the Services Agreement, and as a result, upon the occurrence of any of the events described in Section 10.6.3 of the Services Agreement, the number of Props Tokens issuable pursuant to this DDA shall be reduced accordingly.
(b)    After the Token Distribution Event, YouNow shall promptly, and in any event within one (1) business day, send the Props Tokens issuable pursuant to Section 2(a) to a digital wallet address chosen by PeerStream. PeerStream shall provide YouNow with its digital wallet address at least [14] days before the Token Distribution Event. YouNow shall provide PeerStream with notice of the need to do so at least [21] days prior to the Token Distribution Event.
(c)    The DDA will expire and terminate upon the first to occur of the following: (i) the issuance to PeerStream of the [First][Second][Third] [Bonus] Milestone Tokens or (ii) any material incurable breach of the representations and warranties of PeerStream in, or the other provisions of, this DDA by PeerStream. Sections 4 (“PeerStream Representations and Warranties”), and 5 (“Miscellaneous”) shall survive any termination or expiration of this DDA.
3.YouNow Representations and Warranties
(a)    YouNow is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation, and has the power and authority to own, lease, and operate its properties and carry on its business as now conducted.
(b)    The execution, delivery, and performance by YouNow of this DDA is within the power of YouNow and, other than with respect to the actions to be taken when the [First][Second][Third] [Bonus] Milestone Tokens are to be issued to the PeerStream, has been duly authorized by all necessary actions on the part of YouNow. This instrument constitutes a legal, valid, and binding obligation of YouNow, enforceable against YouNow in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity. To the knowledge of YouNow, it is not in violation of (i) its current certificate of incorporation or bylaws, (ii) any material statute, rule, or regulation applicable to YouNow or (iii) any material indenture or contract to which YouNow is a party or by which it is bound, where, in each case, such violation or default, individually, or together with all such violations or defaults, could reasonably be expected to have a material adverse effect on YouNow.
(c)    The performance and consummation of the transactions contemplated by this DDA do not and will not: (i) violate any material judgment, statute, rule, or regulation applicable to YouNow; (ii) result in the acceleration of any material indenture or contract to which YouNow is a party or by which it is bound; or (iii) result in the creation or imposition of any lien upon any property, asset, or revenue of YouNow or the suspension, forfeiture, or nonrenewal of any material permit, license, or authorization applicable to YouNow, its business or operations.
(d)    No consents or approvals are required in connection with the performance of this DDA, other than: (i) YouNow’s corporate approvals; and (ii) any qualifications or filings under applicable securities laws.

(e)    YouNow incorporates and restates in this DDA by reference all representations and warranties made by YouNow contained in Section 7 of the Services Agreement.
4.PeerStream Representations and Warranties
(a)    PeerStream has full legal capacity, power, and authority to execute and deliver this DDA and to perform its obligations hereunder. This DDA constitutes a valid and binding obligation of PeerStream, enforceable in accordance with its terms, except as limited by bankruptcy, insolvency, or other laws of general application relating to or affecting the enforcement of creditors’ rights generally and general principles of equity.
(b)    PeerStream is an “accredited investor” within the meaning of Regulation D, Rule 501(a) promulgated by the U.S. Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). PeerStream has been advised that (i) this DDA is a security that has not been registered under the Securities Act or any state securities laws and (ii) the Props Tokens issuable pursuant to this DDA are securities that have not been registered under the Securities Act or any state securities laws. As a result, this DDA and the Props Tokens issuable pursuant to this DDA cannot be resold unless registered under the Securities Act and applicable state securities laws or unless an exemption from such registration requirements is available. PeerStream is receiving this security instrument for its own account for investment, not as a nominee or agent, and not with a view to, or for resale in connection with, the distribution thereof, and PeerStream has no present intention of selling, granting any participation in, or otherwise distributing the same. PeerStream has the knowledge and experience in financial and business matters such that PeerStream is capable of evaluating the merits and risks of investments in the DDA and the Props Tokens, is able to incur a complete loss of such investment without impairing PeerStream’s financial condition, and is able to bear the economic risk of such investment for an indefinite period of time. PeerStream further represents that it has been provided the opportunity to review the disclosure statement attached hereto as Appendix B, ask YouNow questions, and where applicable, has received answers from YouNow, regarding this DDA, Props Tokens, the other matters described in the disclosure statement, and this offering.
(c)    PeerStream incorporates and restates in this DDA by reference all representations and warranties made by PeerStream in Section 7 of the Services Agreement. PeerStream further represents that it has read the Services Agreement, understands and agrees to be bound by its terms, and has been provided the opportunity to ask YouNow questions, and where applicable, has received answers from YouNow, regarding the Services Agreement.
(d)    The representations and warranties of PeerStream set forth in this DDA, including those incorporated and restated by reference to Section 7 of the Services Agreement, shall be deemed repeated and reaffirmed by PeerStream to YouNow as of each date YouNow issues Tokens to PeerStream pursuant to this DDA. If at any time prior to the termination of this DDA, PeerStream becomes aware that the representations and warranties set forth in this DDA, including those incorporated and restated by reference to Section 7 of the Services Agreement, cease to be true in any material respect, PeerStream shall promptly so notify YouNow in writing.
(e)    The digital wallet address chosen by PeerStream pursuant to Section 2(a) will be under the direct or indirect control of PeerStream and shall not be under the direct or indirect control of any third-party.
(f)    The signature of the PeerStream representative on the Signature Page of the Services Agreement constitutes delivery and execution of both the DDA and the Services Agreement.

5.Miscellaneous
(a)    Any provision of this DDA may be amended, waived, or modified only upon the written consent of YouNow and PeerStream.
(b)    Any notice required or permitted by this DDA will be deemed sufficient when sent by email to the relevant address listed in the Services Agreement, as subsequently modified by written notice.
(c)    The purchase of DDAs and ultimate ownership of Tokens (i) does not provide PeerStream with rights of any form with respect to YouNow or its revenues or assets, including, but not limited to, any voting, distribution, redemption, liquidation, proprietary (including all forms of intellectual property), or other financial or legal rights in YouNow; (ii) is not a loan to YouNow; and (iii) does not provide PeerStream with any ownership or other interest in YouNow.
(d)    Neither this DDA nor the rights contained herein may be assigned, by operation of law or otherwise, by either party without the prior written consent of the other; provided, that (i) YouNow may assign this DDA in whole, without the consent of PeerStream, in connection with a reincorporation to change YouNow’s domicile and (ii) either party may assign this DDA in whole, without the consent of the other party, to an entity that, directly or indirectly, acquires all or substantially all of the business or assets of such party to which this DDA pertains, whether by merger, reorganization, acquisition, sale, or otherwise, provided that such assignment is made in compliance with all applicable securities laws and the assignee agrees to be bound by this DDA.
(e)    In the event any one or more of the provisions of this DDA is for any reason held to be invalid, illegal, or unenforceable, in whole or in part or in any respect, or in the event that any one or more of the provisions of this DDA operate or would prospectively operate to invalidate this DDA, then and in any such event, such provision(s) only will be deemed null and void and will not affect any other provision of this DDA and the remaining provisions of this DDA will remain operative and in full force and effect and will not be affected, prejudiced, or disturbed thereby.
(f)    PeerStream shall, and shall cause its affiliates to, execute and deliver any additional documents and take any further actions reasonably necessary to give effect to this DDA and the transactions contemplated by this DDA and the Services Agreement, including, without limitation, to enable the transactions contemplated by this DDA to comply with applicable laws.
(g)    Notwithstanding anything in this DDA to the contrary, YouNow shall not be liable or deemed to have defaulted under or breached this DDA for any failure or delay in performing any obligation under this DDA, including without limitation any failure to deliver or delay in delivery of Props Tokens, solely to the extent the failure or delay is caused by or results from acts beyond YouNow’s reasonable control that would materially limit YouNow’s ability to perform such obligations, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, or other civil unrest; (d) the application of any law or regulation, a change in any law or regulation or any action by any Governmental Authority (as defined in the Services Agreement); or (e) action by any Governmental Authority; provided, however, that in the case of clauses (d) or (e), the determination that such events would materially limit YouNow’s ability to perform its obligations hereunder shall be made by YouNow’s outside legal counsel in good faith.
(h)    All rights and obligations hereunder will be governed by the laws of Delaware, without regard to the conflicts of law provisions of such jurisdiction.

APPENDIX A
SERVICES AGREEMENT

APPENDIX B
DISCLOSURE STATEMENT

EXHIBIT B